                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                            (Amendment No. ________)*


                             Student Advantage, Inc.
             -------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, par value $.01
             -------------------------------------------------------
                         (Title of Class of Securities)


                                   86386Q 10 5
             -------------------------------------------------------
                                 (CUSIP Number)


             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)

         [ ]      Rule 13d-1(c)

         [X]      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject of class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP No. 86386Q 10 5               13G               Page 2 of 6 Pages


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS  (ENTITIES ONLY)

     G. Todd Eichler
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]
                                                                (b) [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
--------------------------------------------------------------------------------

                    5.   SOLE VOTING POWER                  2,004,912

   NUMBER OF        ------------------------------------------------------------
    SHARES
 BENEFICIALLY       6.   SHARED VOTING POWER                        0
   OWNED BY
     EACH           ------------------------------------------------------------
   REPORTING
 PERSON WITH        7.   SOLE DISPOSITIVE POWER             2,004,912

                    ------------------------------------------------------------

                    8.   SHARED DISPOSITIVE POWER                   0

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

     2,004,912
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.66%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

  CUSIP No. 86386Q 10 5               13G               Page 3 of 6 Pages




Item 1(a).  Name of Issuer:

            Student Advantage, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            280 Summer Street
            Boston, MA 02210

Item 2(a).  Name of Person Filing:

            G. Todd Eichler

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            Student Advantage, Inc.
            280 Summer Street
            Boston, MA 02210

Item 2(c).  Citizenship:

            U.S.A.

Item 2(d).  Title of Class of Securities:

            Common Stock, $.01 par value per share

Item 2(e).  CUSIP Number:

            86386Q 10 5

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)    [ ]  Broker or dealer registered under Section 15 of the Exchange
                 Act.
     (b)    [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.
     (c)    [ ]  Insurance company as defined in Section 3(a)(19) of the
                 Exchange Act.
     (d)    [ ]  Investment company as defined in Section 8 of the Investment
                 Company Act.
     (e)    [ ]  An investment adviser in accordance with Rule
                 13d-1(b)(1)(ii)(E).
     (f)    [ ]  An employee benefit plan or endowment fund in accordance with
                 Rule 13d-1(b)(1)(ii)(F).
     (g)    [ ]  A parent holding company or control person in accordance with
                 Rule 13d-1(b)(1)(ii)(G).

  CUSIP No. 86386Q 10 5               13G               Page 4 of 6 Pages



     (h)    [ ]  A savings association as defined in Section 3(b) of the Federal
                 Deposit Insurance Act.
     (i)    [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
     (j)    [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            N/A

Item 4.     Ownership:

     Provide the following information regarding the aggregate number and percentage of the amount and class of securities of the issuer identified in
Item 1.

     (a)    Amount beneficially owned:                                2,004,912

     (b)    Percent of class:                                         5.66%

     (c)    Number of shares as to which such person has:

     (i)    Sole power to vote or to direct the vote:                 2,004,912

     (ii)   Shared power to vote or to direct the vote:               0

     (iii)  Sole power to dispose or to direct the disposition of:    2,004,912

     (iv)   Shared power to dispose or to direct the disposition of:  0

Item 5.     Ownership of Five Percent or Less of a Class:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of a class of securities, check the following [ ].

            N/A

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:

            N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

            N/A

  CUSIP No. 86386Q 10 5               13G               Page 5 of 6 Pages



Item 8.     Identification of Members of the Group:

            N/A

Item 9.     Notice of Dissolution of a Group:

            N/A

Item 10     Certification:

            N/A

  CUSIP No. 86386Q 10 5               13G               Page 6 of 6 Pages



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATED:  February 11, 2000


                                            /s/ G. Todd Eichler
                                            -----------------------------------
                                            G. Todd Eichler